UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2023

Gelesis Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39362	84-4730610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Boylston Street Suite 6102
Boston, Massachusetts		02116
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617)456-4718

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Current Report on Form 8-K of Gelesis Holdings, Inc. (the “Company”) filed with the SEC on July 12, 2023, on July 6, 2023, Mr. Elliot Maltz resigned as the Chief Financial Officer, Treasurer, Chief Compliance Officer and Corporate Secretary (and principal financial and accounting officer) of the Company, effective August 15, 2023, to accept a position with another company.

Mr. Yishai Zohar, age 60, the Company’ President and Chief Executive Officer and as a member of the board of directors, was appointed by the Company’ board of directors on August 16, 2023 to succeed Mr. Maltz as the Company’ Chief Compliance Officer, Corporate Secretary, Treasurer, Interim Principal Financial Officer and Principal Accounting Officer, effective as of August 15, 2023.

Prior to his appointment as Chief Compliance Officer, Corporate Secretary, Treasurer, Interim Principal Financial Officer and Principal Accounting Officer, Mr. Zohar has been serving as the Company’s President and Chief Executive Officer and as a member of the board of directors since January 2022. Mr. Zohar will continue to serve as the Company’s President and Chief Executive Officer. Mr. Zohar is the founder of Gelesis, Inc. and previously served as entrepreneur and has over 25 years’ experience in the development of industry innovating companies. Mr. Zohar led the Company from concept stage and initial product development as a Co-Inventor and shepherded the company and its novel technological platform through clinical studies and a landmark FDA clearance of lead product Plenity as an aid for weight management. Prior to founding Gelesis, Inc., Mr. Zohar co-founded PureTech Health (NASDAQ, LSE: PRTC), a clinical-stage biotherapeutics company dedicated to changing the lives of patients with devastating diseases. In his role at PureTech, Mr. Zohar led the obesity/gastrointestinal disorder initiative, which engaged leading experts to tackle these problems with an unbiased discovery process looking at a broad landscape of technologies and approaches. This initiative led to the formation of Gelesis, Inc. Mr. Zohar has a degree in Business Administration from the College of Management Academic Studies (COMAS) in Tel Aviv and was an air force pilot ranked Captain in the Israeli Defense Forces.

There is no arrangement or understanding with any person pursuant to which Mr. Zohar was appointed as the Company’s Chief Compliance Officer, Corporate Secretary, Treasurer, Interim Principal Financial Officer and Principal Accounting Officer, and there are no family relationships between Mr. Zohar and any director or executive officer of the Company. Additionally, there are no transactions between Mr. Zohar and the Company that would be required to be reported under Item 404 of Regulation S-K.

Acceleration of RSU Award

As previously disclosed in the Current Report on Form 8-K of the Company, filed with the SEC on June 13, 2023, on June 12, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with PureTech Health LLC, a Delaware limited liability company (“Parent”) and Caviar Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”) pursuant to which, subject to the terms and conditions set forth therein, the Company will merge with and into Merger Sub (the “Merger”) with Merger Sub surviving the Merger as a wholly-owned subsidiary of Parent.

The Company has modified the restricted stock unit awards granted to Mr. Maltz under the Company’s 2021 Stock Option and Incentive Plan (the “Plan”) to provide for accelerated vesting of all remaining shares of the Company’s common stock underlying such awards. Under the amended vesting schedule, each unvested restricted stock unit held by Mr. Maltz shall vest immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger, contingent on the Effective Time occurring on or prior to December 31, 2023. This amendment will result in the accelerated vesting of 271,907 remaining shares underlying restricted stock units awarded to Mr. Maltz. This amendment will not result in the acceleration of vesting for restricted stock units awarded to any other individuals under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gelesis Holdings, Inc.

Date:	August 21, 2023	By:	/s/ Yishai Zohar
Yishai Zohar Chief Executive Officer